Exhibit 99.1

TimkenSteel Announces Second-Quarter 2020 Results

CANTON, Ohio: August 6, 2020 - TimkenSteel (NYSE: TMST), a leader in customized alloy steel products and services, today reported second-quarter 2020 net sales of $154.0 million and a net loss of $15.3 million. In the same quarter last year, net sales were $336.7 million with net loss of $11.9 million. Adjusted EBITDA(1) for the second quarter of 2020 was $5.7 million compared with adjusted EBITDA(1) of $16.9 million in the same quarter last year. The positive adjusted EBITDA in second-quarter 2020 was achieved through aggressive cost reduction actions to help offset significantly weaker demand.

“Thanks to the exceptional efforts of the TimkenSteel team, I am encouraged that we were able to safely deliver positive EBITDA and cash flow for the quarter despite historic weak demand. We continue to prioritize the health and safety of our employees while focusing on the needs of our customers as we all navigate to a new normal,” said Terry L. Dunlap, interim chief executive officer and president. “The organization continued to execute the profitability improvement and cash generation initiatives deployed earlier in the year while rapidly implementing a host of additional cost reduction actions as the impacts of COVID-19 became clear. We remain focused on taking actions to improve our profitability and generate positive free cash flow while effectively serving our customers. At the end of the second quarter, our cash balance remained at a high level, and we have ample liquidity to meet the current needs of our business.”

SECOND QUARTER OF 2020 FINANCIAL SUMMARY

•

Net sales of $154.0 million decreased 54 percent and 41 percent compared with the prior-year and sequential quarters, respectively. The decline in sales was primarily a result of the dramatic reduction in market demand stemming from the COVID-19 pandemic. Additionally, the decline in sales compared with the prior-year quarter was impacted by a 29 percent decrease in our average raw material surcharge per ton as a result of lower scrap and alloy prices.

•

Ship tons of 108,700 declined 56 percent from the prior-year second quarter as a result of lower demand across all end markets, especially in automotive markets, which experienced significant COVID-19-related production disruptions during the quarter.

•

Manufacturing costs were favorable compared with the prior-year and sequential quarter primarily from significant cost reduction actions, partially offset by the unfavorable impact of weak demand on production levels and fixed cost leverage.

•

SG&A expense of $16.8 million was $3.4 million lower than the prior-year second quarter and $6.6 million lower sequentially primarily driven by reduced employee costs as a result of the company’s restructuring and     COVID-19-related cost reduction actions.

COVID-19 UPDATE

Throughout the COVID-19 crisis, TimkenSteel employees have worked together to maintain a safe operating environment while continuing to effectively service customers. Employees have strictly followed guidelines set forth by the Centers for Disease Control and Prevention, U.S. Department of Labor and Ohio Department of Health, and the company’s COVID-19 task force has worked closely with local health departments where the company operates.

To help offset the economic uncertainty and expected decline in demand, the company implemented aggressive actions to reduce operating expenses, conserve cash and maximize liquidity. In the second quarter, the company’s

COVID-19-related actions saved approximately $7 million in cash and reduced administrative expenses by approximately $5 million.

(1)	Please see discussion of non-GAAP financial measures in this news release.

NEWS RELEASE - Page 1

Exhibit 99.1

CASH AND LIQUIDITY

Operating cash flow was $16.1 million for the second quarter of 2020, benefiting from cost reduction actions and a number of systemic managed working capital efficiency initiatives. Year-to-date, the company generated nearly $80 million in cash from operating activities. This level of cash generation, in a challenging demand environment, enabled the company to maintain a higher-than-historical level of cash and cash equivalents of $75.5 million as of June 30, 2020 with no additional borrowings on its credit facility during the second quarter. Total available liquidity (available borrowing capacity plus cash and cash equivalents) was $251.9 million at June 30, 2020.

OUTLOOK

The extent and duration of the COVID-19 pandemic remains uncertain, as does its impact on the overall economy and TimkenSteel’s customers. For that reason, the company will not provide guidance on shipments and earnings for the third quarter.

The company expects its planned capital expenditure spending to be between $15 million and $20 million in 2020, a reduction from the previous outlook of a maximum of $25 million.

TIMKENSTEEL EARNINGS CALL INFORMATION

The company will host a conference call at 9 a.m. ET on Friday, August 7, to discuss its financial performance with investors and securities analysts. The financial results will be available online at investors.timkensteel.com.

Conference call	Friday, August 7, 2020 9 a.m. ET Toll-free dial-in: 833-238-7951 International dial-in: 647-689-4199 Conference ID: 2995267
Conference call replay	Replay dial-in available through August 14, 2020 800-585-8367 or 416-621-4642 Replay passcode: 2995267

About TimkenSteel Corporation

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products in Canton, OH serving demanding applications in automotive, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and precision components. In the business of making high-quality steel primarily from recycled materials for more than 100 years, TimkenSteel’s proven expertise contributes to the performance of our customers’ products. The company employs approximately 2,150 people and had sales of $1.2 billion in 2019. For more information, please visit us at www.timkensteel.com.

-###-

Investor contact:

Jennifer Beeman

P 330.471.7760

news@timkensteel.com

ir@timkensteel.com

NEWS RELEASE - Page 2

Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow and base sales. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results.  See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as "will," “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the potential impact of the COVID-19 pandemic on the company’s operations, financial results, and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments, and the company’s ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters; the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, including the ability of the company to refinance or repay at maturity the convertible notes due June 1, 2021; the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products; the amount of any dividend declared by the company’s Board of Directors on the company’s common shares; and the overall impact of pension and other postretirement benefit mark-to-market accounting. Additional risks relating to the company’s business, the industries in which the company

NEWS RELEASE - Page 3

Exhibit 99.1

operates, or the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company’s control.  Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

NEWS RELEASE - Page 4

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data) (Unaudited)	2020	2019	2020	2019
Net sales	$154.0	$336.7	$413.6	$707.7
Cost of products sold	158.0	321.9	409.8	664.5
Gross Profit	(4.0)	14.8	3.8	43.2
Selling, general & administrative expenses (SG&A)	16.8	20.2	40.2	43.5
Restructuring charges	0.3	3.6	0.9	3.6
Impairment charges and loss (gain) on sale or disposal of assets	(0.9)	1.8	(3.2)	1.8
Other expense (income), net	(8.1)	(0.2)	(5.4)	(2.9)
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	(12.1)	(10.6)	(28.7)	(2.8)
Interest expense	3.0	4.2	6.2	8.4
Income (Loss) Before Income Taxes	(15.1)	(14.8)	(34.9)	(11.2)
Provision (benefit) for income taxes	0.2	(2.9)	0.3	(2.8)
Net Income (Loss)	$(15.3)	$(11.9)	$(35.2)	$(8.4)

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$(0.34)	$(0.27)	$(0.78)	$(0.19)
Diluted earnings (loss) per share (2)	$(0.34)	$(0.27)	$(0.78)	$(0.19)

Weighted average shares outstanding - basic	45.0	44.8	44.9	44.7
Weighted average shares outstanding - diluted	45.0	44.8	44.9	44.7

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2) Common share equivalents for shares issuable for equity-based awards and common share equivalents for shares issuable upon the conversion of outstanding convertible notes, were excluded from the computation of diluted earnings (loss) per share for the three and six months ended June 30, 2020 and 2019 because the effect of their inclusion would have been anti-dilutive.

Table Page 1

CONSOLIDATED BALANCE SHEETS

(Dollars in millions) (Unaudited)	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$75.5	$27.1
Accounts receivable, net of allowances	63.6	77.5
Inventories, net	206.4	281.9
Deferred charges and prepaid expenses	1.9	3.3
Assets held for sale	2.1	4.1
Other current assets	5.6	7.8
Total Current Assets	355.1	401.7

Property, plant and equipment, net	595.4	626.4
Operating lease right-of-use assets	18.5	14.3
Pension assets	20.4	25.2
Intangible assets, net	11.2	14.3
Other non-current assets	3.1	3.3
Total Assets	$1,003.7	$1,085.2

LIABILITIES
Accounts payable	$48.1	$69.3
Salaries, wages and benefits	19.4	13.9
Accrued pension and postretirement costs	3.0	3.0
Current operating lease liabilities	7.0	6.2
Convertible notes, net	81.0	—
Other current liabilities	11.4	19.9
Total Current Liabilities	169.9	112.3

Convertible notes, net	—	78.6
Credit agreement	60.0	90.0
Non-current operating lease liabilities	11.5	8.2
Accrued pension and postretirement costs	223.0	222.1
Deferred income taxes	0.9	0.9
Other non-current liabilities	11.4	10.0
Total Liabilities	476.7	522.1
SHAREHOLDERS' EQUITY
Additional paid-in capital	840.7	844.8
Retained deficit	(336.7)	(301.5)
Treasury shares	(17.5)	(24.9)
Accumulated other comprehensive income (loss)	40.5	44.7
Total Shareholders' Equity	527.0	563.1
Total Liabilities and Shareholders' Equity	$1,003.7	$1,085.2

Table Page 2

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$(15.3)	$(11.9)	$(35.2)	$(8.4)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	16.8	17.9	35.4	35.7
Amortization of deferred financing fees and debt discount	1.4	1.2	2.7	2.5
Impairment charges and loss (gain) on sale or disposal of assets	(0.3)	1.8	(3.2)	1.8
Deferred income taxes	0.1	—	0.3	(0.2)
Stock-based compensation expense	1.6	1.6	3.6	3.8
Pension and postretirement expense (benefit), net	(3.2)	1.5	4.9	3.3
Pension and postretirement contributions and payments	(0.7)	(1.1)	(3.2)	(3.5)
Changes in operating assets and liabilities:
Accounts receivable, net	31.3	4.9	13.9	17.0
Inventories, net	34.1	30.1	75.5	3.3
Accounts payable	(43.9)	(19.6)	(17.2)	(50.3)
Other accrued expenses	(7.6)	(10.9)	(2.0)	(22.3)
Deferred charges and prepaid expenses	1.7	0.8	1.4	0.9
Other, net	0.1	(0.3)	3.0	(1.2)
Net Cash Provided (Used) by Operating Activities	16.1	16.0	79.9	(17.6)
Investing Activities
Capital expenditures	(6.7)	(7.9)	(9.6)	(12.3)
Proceeds from disposals of property, plant and equipment	0.6	—	8.4	—
Net Cash Provided (Used) by Investing Activities	(6.1)	(7.9)	(1.2)	(12.3)
Financing Activities
Proceeds from exercise of stock options	—	—	—	0.2
Shares surrendered for employee taxes on stock compensation	(0.1)	—	(0.3)	(1.0)
Repayments on credit agreements	—	(5.0)	(30.0)	(10.0)
Borrowings on credit agreements	—	10.0	—	40.0
Net Cash Provided (Used) by Financing Activities	(0.1)	5.0	(30.3)	29.2
Increase (Decrease) in Cash and Cash Equivalents	9.9	13.1	48.4	(0.7)
Cash and cash equivalents at beginning of period	65.6	7.8	27.1	21.6
Cash and Cash Equivalents at End of Period	$75.5	$20.9	$75.5	$20.9

Table Page 3

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions) (Unaudited)	2020	2019	2020	2019
Net Cash Provided (Used) by Operating Activities	$16.1	$16.0	$79.9	$(17.6)
Less: Capital expenditures	(6.7)	(7.9)	(9.6)	(12.3)
Free Cash Flow	$9.4	$8.1	$70.3	$(29.9)

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Table Page 4

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(1) to GAAP diluted earnings (loss) per share for the three months ended June 30, 2020 and 2019

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Three months ended June 30, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	Restructuring charges	Impairment charges and loss (gain) on sale or disposal of assets	SG&A	Other expense (income), Net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share(1)
As reported	$(15.3)	$158.0	$0.3	$(0.9)	$16.8	$(8.1)	$0.2	$(0.34)
Adjustments:(3)
Gain on sale of TMS assets	(1.0)	—	—	1.0	—	—	—	(0.02)
Restructuring charges	0.3	—	(0.3)	—	—	—	—	0.01
TMS inventory write-down	3.1	(3.1)	—	—	—	—	—	0.07
Gain from remeasurement of benefit plans	(1.9)	—	—	—	—	1.9	—	(0.04)
Business transformation costs	0.5	—	—	—	(0.5)	—	—	0.01
As adjusted	$(14.3)	$154.9	$—	$0.1	$16.3	$(6.2)	$0.2	$(0.31)

Three months ended June 30, 2019
(Dollars in millions) (Unaudited)	Net income (loss)	Restructuring charges	Impairment charges and loss (gain) on sale or disposal of assets	Other expense (income), Net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share(1)
As reported	$(11.9)	$3.6	$1.8	$(0.2)	$(2.9)	$(0.27)
Adjustments:(3)
Loss on abandonment of long-lived assets	1.6	—	(1.6)	—	—	0.04
Restructuring charges	3.6	(3.6)	—	—	—	0.08
Loss from remeasurement of benefit plans	4.4	—	—	4.4	—	0.10
As adjusted	$(2.3)	$—	$0.2	$4.2	$(2.9)	$(0.05)

(1) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and Common share equivalents for shares issuable for equity-based awards for the three months ended June 30, 2020 and 2019, were

Table Page 5

excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(2) These adjustments have a $0 net tax effect, since the company has Net Operating Loss carryforwards.

(3) Adjusted net income (loss) is defined as net income (loss) excluding, as applicable, adjustments listed in the table above.

Table Page 6

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(1) to GAAP diluted earnings (loss) per share for the six months ended June 30, 2020 and 2019

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. We believe this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of our financial performance.

Six months ended June 30, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Impairment charges and loss (gain) on sale or disposal of assets	Other expense (income), Net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share(1)
As reported	$(35.2)	$409.8	$40.2	$0.9	$(3.2)	$(5.4)	$0.3	$(0.78)
Adjustments:(3)
Loss on sale of scrap processing facility	0.1	—	—	—	(0.1)	—	—	—
Gain on sale of TMS assets	(4.2)	—	—	—	4.2	—	—	(0.09)
Restructuring charges	0.9	—	—	(0.9)	—	—	—	0.02
Accelerated depreciation and amortization	1.6	(1.6)	—	—	—	—	—	0.04
Loss from remeasurement of benefit plans	7.6	—	—	—	—	(7.6)	—	0.17
Faircrest plant asset disposal, net of recovery	(0.1)	—	—	—	(0.2)	0.3	—	—
Business transformation costs	0.5	—	(0.5)	—	—	—	—	0.01
TMS inventory write-down	3.1	(3.1)	—	—	—	—	—	0.07
As adjusted	$(25.7)	$405.1	$39.7	$—	$0.7	$(12.7)	$0.3	$(0.56)

Six months ended June 30, 2019
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	Restructuring charges	Loss (gain) on sale or disposal of assets	Other expense (income), Net	Income tax (benefit) expense (2)	Diluted earnings (loss) per share(1)
As reported	$(8.4)	$664.5	$3.6	$1.8	$(2.9)	$(2.8)	$(0.19)
Adjustments:(3)
Loss on abandonment of long-lived assets	1.6	—	—	(1.6)	—	—	0.04
Restructuring charges	3.6	—	(3.6)	—	—	—	0.08
Loss from remeasurement of benefit plans	4.4	—	—	—	4.4	—	0.10
As adjusted	$1.2	$664.5	$—	$0.2	$1.5	$(2.8)	$0.03

Table Page 7

(1) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and Common share equivalents for shares issuable for equity-based awards for the six months ended June 30, 2020, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(2) These adjustments have a $0 net tax effect, since the company has Net Operating Loss carryforwards.

(3) Adjusted net income (loss) is defined as net income (loss) excluding, as applicable, adjustments listed in the table above.

Table Page 8

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
(Dollars in millions) (Unaudited)	2020	2019	2020	2019	2020
Net income (loss)	$(15.3)	$(11.9)	$(35.2)	$(8.4)	$(19.9)

Provision (benefit) for income taxes	0.2	(2.9)	0.3	(2.8)	0.1
Interest expense	3.0	4.2	6.2	8.4	3.2
Earnings Before Interest and Taxes (EBIT) (1)	$(12.1)	$(10.6)	$(28.7)	$(2.8)	$(16.6)
EBIT Margin (1)	(7.9%)	(3.1%)	(6.9%)	(0.4%)	(6.4%)

Depreciation and amortization	16.8	17.9	35.4	35.7	18.6
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$4.7	$7.3	$6.7	$32.9	$2.0
EBITDA Margin (2)	3.1%	2.2%	1.6%	4.6%	0.8%
Adjustments:
Loss on abandonment of long-lived assets	—	(1.6)	—	(1.6)	—
Loss on sale of scrap processing facility	—	—	(0.1)	—	(0.2)
Gain on sale of TMS assets	1.0	—	4.2	—	3.2
Restructuring charges	(0.3)	(3.6)	(0.9)	(3.6)	(0.6)
Accelerated depreciation and amortization (EBIT only)	—	—	(1.6)	—	(1.6)
Gain (loss) from remeasurement of benefit plans	1.9	(4.4)	(7.6)	(4.4)	(9.5)
Faircrest plant asset disposal, net of recovery	—	—	0.1	—	0.1
Business transformation costs	(0.5)	—	(0.5)	—	—
TMS inventory write-down	(3.1)	—	(3.1)	—	—
Adjusted EBIT (3)	$(11.1)	$(1.0)	$(19.2)	$6.8	$(8.0)
Adjusted EBIT Margin (3)	(7.2%)	(0.3%)	(4.6%)	1.0%	(3.1%)
Adjusted EBITDA (4)	$5.7	$16.9	$14.6	$42.5	$9.0
Adjusted EBITDA Margin (4)	3.7%	5.0%	3.5%	6.0%	3.8%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.

Table Page 9

(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(3) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Table Page 10

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$75.5	$27.1

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(159.9)	(103.0)
Availability	240.1	297.0
Credit facility amount borrowed	(60.0)	(90.0)
Letter of credit obligations	(3.7)	(3.8)
Availability not borrowed	$176.4	$203.2

Total liquidity	$251.9	$230.3

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of June 30, 2020 and December 31, 2019, TimkenSteel had less than $400 million in collateral assets to borrow against.

Table Page 11

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2019 2Q vs. 2020 2Q	2020 1Q vs. 2020 2Q
Beginning Adjusted EBITDA(1)	$17	$9
Volume	(27)	(17)
Price/Mix	4	8
Raw Material Spread	1	(4)
Manufacturing	7	3
Inventory Reserve	(1)	(1)
SG&A	4	7
Other	1	1
Ending Adjusted EBITDA(1)	$6	$6

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).

Table Page 12

Reconciliation of Base Sales by end market sector to GAAP Net Sales by end-market sector:

The tables below present base sales by end-market sector, which represents a financial measure that has not been determined in accordance with U.S. GAAP. Base sales by end-market sector is defined as net sales by end-market sector excluding raw material surcharges. Base Sales by end-market sector is an important financial measure used in the management of the business. Management believes presenting base sales by end-market sector is useful to investors as it provides additional insight into key drivers of base sales such as base price and product mix.

Quarterly End Market Sector Sales Data

(Dollars in millions, tons in thousands)
	Three Months Ended June 30, 2020
	Mobile	Industrial	Energy	Other	Total
Tons	32.7	63.2	9.1	3.7	108.7

Net Sales	$36.1	$98.0	$14.6	$5.3	$154.0
Less: Surcharges	6.7	14.6	2.2	0.8	24.3
Base Sales	$29.4	$83.4	$12.4	$4.5	$129.7

Net Sales / Ton	$1,104	$1,551	$1,604	$1,432	$1,417
Surcharges / Ton	$205	$231	$241	$216	$224
Base Sales / Ton	$899	$1,320	$1,363	$1,216	$1,193

	Three Months Ended June 30, 2019
	Mobile	Industrial	Energy	Other	Total
Tons	110.3	86.4	31.0	20.4	248.1

Net Sales	$135.3	$124.3	$54.1	$23.0	$336.7
Less: Surcharges	32.1	27.4	12.0	6.4	77.9
Base Sales	$103.2	$96.9	$42.1	$16.6	$258.8

Net Sales / Ton	$1,227	$1,439	$1,745	$1,127	$1,357
Surcharges / Ton	$291	$317	$387	$313	$314
Base Sales / Ton	$936	$1,122	$1,358	$814	$1,043

Table Page 13

(Dollars in millions, tons in thousands)
	Six Months Ended June 30, 2020
	Mobile	Industrial	Energy	Other	Total
Tons	121.5	144.4	27.5	28.7	322.1

Net Sales	$133.8	$211.3	$39.8	$28.7	$413.6
Less: Surcharges	23.3	33.4	6.4	7.1	70.2
Base Sales	$110.5	$177.9	$33.4	$21.6	$343.4

Net Sales / Ton	$1,101	$1,463	$1,447	$1,000	$1,284
Surcharges /Ton	$192	$231	$232	$247	$218
Base Sales / Ton	$909	$1,232	$1,215	$753	$1,066

	Six Months Ended June 30, 2019
	Mobile	Industrial	Energy	Other	Total
Tons	223.1	188.9	62.4	34.6	509.0

Net Sales	$279.5	$271.3	$114.9	$42.0	$707.7
Less: Surcharges	69.6	62.5	24.5	11.0	167.6
Base Sales	$209.9	$208.8	$90.4	$31.0	$540.1

Net Sales / Ton	$1,253	$1,436	$1,841	$1,214	$1,390
Surcharges / Ton	$312	$331	$392	$318	$329
Base Sales / Ton	$941	$1,105	$1,449	$896	$1,061

Table Page 14